Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Intuitive Machines’ financial condition and results of operations together with Intuitive Machines’ audited consolidated financial statements and notes thereto and consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K (this “Current Report”). Certain of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K, including information with respect to plans and strategy for Intuitive Machines’ business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors”, Intuitive Machines’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Intuitive Machines’ forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated for the context otherwise requires, references in this section to the “Company,” “we,” “us,”, “IM,” “Intuitive Machines,” or “our” refer to the business of the Intuitive Machines LLC and their subsidiaries.

Overview

We are a diversified space company initially focused on establishing the lunar infrastructure and basis for commerce to inform and sustain human presence off Earth. We believe our business is well positioned for continued growth and expansion:

●	Right Now: Servicing NASA and a worldwide set of commercial payload customers, working to provide access to the lunar surface, cislunar space and data transmission for science, technology, and infrastructure.

●	Tomorrow: Working to provide a thriving, diverse lunar economy, creating new opportunities and markets to enable on-orbit applications, a permanent presence on the Moon, and expand the commercial space exploration marketplace.

We are working to provide access to the lunar surface and collect and transmit cislunar data for science, technology, and infrastructure. As of December 31, 2022, we are one of a select few companies servicing NASA and a worldwide set of commercial payload customers. We believe we have a strong position with a first mover advantage, as evidenced by three CLPS awards to date, more than any of our competitors, as of December 31, 2022. Intuitive Machines’ Nova-C lander is intended to become the first U.S. vehicle to softly land on the lunar surface since 1972 and will become the first object to land at the lunar South pole in human history. The lander is capable of carrying 130 kilograms of cargo and is designed to execute numerous experiments and technology demonstrations to the lunar surface in 2023 under the IM-1 missions. Our goal is for these missions to be followed up by IM-2, which will continue to execute experiments and technology demonstrations, and IM-3, our third CLPS award which will land at Reiner Gamma. These missions, along with additional expeditions, are in partnership with NASA, Nokia Corporation, SpaceFlight, Inc., Columbia Sportswear Company, Aegis Aerospace, Inc. and other commercial players.

Intuitive Machines offers its customers the flexibility needed to pioneer a thriving, diverse lunar economy and to enable a permanent presence on the Moon.

Our Business Model

We primarily generate revenues through our contracts with customers of our lunar access services and by collecting and transmitting cislunar data for science, technology and infrastructure in our Space Products and infrastructure services. We are a provider and supplier of space products/infrastructure and services that enable sustained robotic and human exploration in lunar orbit and on the Moon’s surface.

We employ a “land-and-expand” go-to-market strategy with the goal to deliver increasing value and repetitive revenues with each customer over time by expanding the scope of the services we offer. We work closely with our customers and partners to enable their early success. We expect that deeper adoption of our products and services from our customers will come in many forms, including increased reliance on our technology as a core part of a mission, increased usage of our landers for lunar transportation and exploration, and greater dependence on our advanced software analytics capabilities for satisfying each customers’ needs.

Our products and services are offered through our four business units: Lunar Access Services, Orbital Services, Lunar Data Services and Space Products and Infrastructure. Under ASC 280 “Segment Reporting” we concluded that our business units operate as one reportable segment.

Lunar Access Services

Our Lunar Access Services business unit is focused on using our proprietary lunar lander vehicles to service CLPS contracts to fly NASA scientific equipment to the lunar surface and support experiments. We also have a robust and growing set of commercial customers pursuing R&D and technology maturation efforts aimed at capturing the growing cislunar economy. This service includes softly landing on the lunar surface while carrying significant cargo loads, ferrying numerous experiments to the lunar surface, deploying the first drill to test for water ice on the Moon and deploying drones to test Long Term Evolution networks.

Orbital Services

Our Orbital Services business unit is focused on servicing missions and developing technologies that enable services such as satellite delivery/ride-share, satellite servicing and refueling, space station servicing, satellite repositioning, and orbital debris removal. We leverage the synergies from our trans-lunar injection launches for lunar access services to provide unique orbital trajectories to our ride-share customers, differentiated from competitive offerings. Our Orbital Services business unit mainly supports satellites and stations in Earth’s and the Moon’s orbit.

Lunar Data Services

Our Lunar Data Services business unit leverages our six strategically positioned ground stations across Earth to offer continuous lunar coverage, facilitating secure lunar communications, navigation, and imagery. It will be further enhanced with the deployment of our lunar communications relay, beginning in 2023. Providing lunar data services allows us to provide lunar network services to NASA and Space Force, which we believe will be an increasingly important priority given China’s recent declaration that they intend to build their own lunar satellite network and manned lunar habitat.

Space Products and Infrastructure

Our Space Products and Infrastructure business unit is focused on developing and commercializing propulsion systems, navigation systems, lunar mobility vehicles such as rovers and drones, power infrastructure, and human habitation systems. With extensive additive manufacturing capabilities, including an in-house composites shop and robust machine shop, we believe we have the capabilities and expertise required to rapidly manufacture on-demand prototypes, development parts, flight units, and spares with a focus on producing small series and high-quality serial productions of metal components utilizing additive manufacturing. We also serve as the prime contractor and partner on NASA center support contracts that expand our relationship with NASA and emphasizes our capabilities in key technology focus areas. Additionally, we believe this business unit allows us to expand into prime positions on payload contracts with NASA and other customers.

Recent Developments

Inflation

Although inflation in the United States has been relatively low in recent years, it rose significantly in the second half of 2021 and continued to rise in 2022, as a result of the economic impact from the COVID-19 pandemic, including the global supply chain disruptions, government stimulus packages, rising costs of commodities and geopolitical conflicts. In addition, global and industry-wide supply chain disruptions caused by the COVID-19 pandemic have resulted in shortages in labor, materials and services. Such shortages have resulted in inflationary cost increases for labor, materials and services and could continue to cause costs to increase, as well as a scarcity of certain products and raw materials. While rising costs and other inflationary pressures have not had a material impact on our business to date, we are monitoring the situation and assessing its impact on our business, including to our partners and customers.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on several factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2023 (the “Proxy Statement/Prospectus”) titled “Risk Factors.”

Our ability to commence and expand spaceflight mission operations

Our success will depend in large part on our ability to commence and expand our lunar mission operations in 2023 and beyond. We are on track to complete our first two missions in 2023 with a goal of establishing a regular cadence of multiple missions per year of increasing size and complexity by 2025. This will provide our customers with proven and reliable cislunar access, with which to plan their future manifest. With binding agreements for 3 launches as of December 31, 2022, we have $201.9 million in backlog, and we are in active discussions with numerous potential customers, including government agencies and private companies, to potentially add to our contracted revenues.

Prior to commencing missions, we must complete internal integration activities as well as launch vehicle integration with our launch provider, SpaceX. Any delays in commencing our missions, including due to delays or cost overruns in obtaining FCC licenses or other regulatory approvals, could adversely impact our results and growth plans. As we improve production efficiency and schedule reliability and reach our target of multiple missions per year manifested 2-3 years in advance, we expect to improve our market penetration, which we believe will lead to higher revenue from both volume and mission complexity as well as increased operating leverage.

Our ability to expand our product and services offerings

We are in the preliminary stages of developing our full space infrastructure. These services are expected to grant customers access to cislunar space and the lunar surface at lower price points than previous lunar missions. We are also working to provide data transmission services at lunar distance to include far-side connectivity, along with ancillary services that are likely to include orbital servicing and payload development and manufacture.

Our growth opportunity is dependent on our ability to win lunar missions and expand our portfolio of services. Our ability to sell additional products and services to existing customers is a key part of our success, as follow-on purchases indicate customer satisfaction and decrease the likelihood of competitive substitution. To sell additional products and services to new and existing customers, we will need to continue to invest significant resources in our products and services as well as demonstrate reliability through a successful lunar landing. If we fail to make the right investment decisions, if customers do not adopt our products and services, or if our competitors are able to develop technology or products and services that are superior to ours, our business, prospects, financial condition and operating results could be adversely affected.

We expect to make significant investments in our lunar and data programs in the short term. Although we believe that our financial resources, including the proceeds of the Business Combination and the related private placement, will be sufficient to meet our capital needs, our timeline and budgeted costs for these offerings are subject to substantial uncertainty, including due to compliance requirements of U.S. federal export control laws and applicable foreign and local regulations, the impact of political and economic conditions, and the need to identify opportunities and negotiate long-term agreements with customers for these services, among other factors.

Ability to improve profit margins and scale our business

The growth of our business is dependent on our ability to improve our profit margins over time while successfully scaling our business. We intend to continue investing in initiatives to improve our operating leverage and significantly increase utilization. Our ability to achieve our production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs and unexpected supply-chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to increase operating margin, which would negatively impact gross margin and profitability.

Ability to continue to capitalize on government expenditures and private enterprise investment in the space economy

Our future growth is largely dependent on our ability to continue to capitalize on increased government spending and private investment in the space economy. From 2019 to 2022, the U.S. government increased its space exploration and development budget by approximately 11.7%, or $2.5 billion. Government expenditures and private enterprise investment has fueled our growth in recent years, as it has resulted in our continued ability to secure increasingly valuable contracts for products and services. We expect the continued availability and growth of government expenditures and private investment in the space economy will continue to result in increased purchases of our products and services.

Our ability to continue to innovate

We design, build, and test our landers, spacecraft and subsystems in-house and operate at the forefront of composite structures, liquid rocket engines, guidance, navigation and control software, precision landing and hazard avoidance software, and advanced manufacturing techniques. We believe the synergy of these technologies enables greater responsiveness to the commercial and government requirements for lunar exploration. To continue establishing market share and attracting customers, we plan to continue to make substantial investments in research and development for the continued enhancements of our landers and other space systems. Over time, we expect our research and development expenditures to continue to grow on an absolute basis, but remain consistent or decrease as a percent of our total revenues as we expand our service offerings.

Impact of COVID-19

The coronavirus (COVID-19) pandemic has not materially affected our future growth outlook. Our main source of revenue during the COVID-19 pandemic was NASA contracts, which were not materially affected by the pandemic. The extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on various future developments, including the duration and spread of any new outbreak on our suppliers and employees, all of which is uncertain at this time.

Key Business Metrics and Non-GAAP Financial Measures

We monitor the following key business metrics and non-GAAP financial measures that assist us in evaluating our business, measuring our performance, identifying trends and making strategic decisions.

Backlog

We define backlog as our total estimate of the revenues we expect to realize in the future as a result of performing work on awarded contracts, less the amount of revenue we have previously recognized. We monitor our backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of our business and identifying trends over time. We generally include total expected revenues in backlog when a contract is awarded by the customer under a legally binding agreement. Our backlog does not include any estimate of future potential orders that might be awarded under government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts or other multiple-award contract vehicles, nor does it include option periods that have not been exercised by the customer. Due to government procurement rules, in certain cases revenues included in backlog are subject to budget appropriation or other contract cancellation clauses. Nearly all contracts allow customers to terminate the agreement at any time for convenience. If any of our contracts with firm orders were to be terminated, our backlog would be reduced by the expected value of the unfilled orders of such contracts. Consequently, our backlog may differ from actual revenues recognized in our financial statements.

The following table presents our backlog as of the periods indicated:

	December 31,	December 31,
(in thousands)	2022	2021
Backlog	$201,946	$180,787

Orders comprising backlog as of a given balance sheet date are typically invoiced in subsequent periods. As of December 31, 2022, we expect to recognize approximately 71% of our backlog over the next 12 months, approximately 5% over the subsequent twelve months and the remaining 24% thereafter. Our backlog could experience volatility between periods, including as a result of customer order volumes and the speed of our fulfilment, which in turn may be impacted by the nature of products and services ordered, the amount of inventory on hand to satisfy orders and the necessary development and manufacturing lead time required to satisfy certain orders.

Backlog increased by $21.2 million as of December 31, 2022 compared to December 31, 2021, primarily due to new awards totaling $106.7 million for various lunar payload and engineering services contracts during the period. The increase was partially offset by continued performance on existing contracts.

As of December 31, 2022, our backlog of $201.9 million exceeded our remaining performance obligations of $101.4 million as reported in Note 3 - Revenue to our consolidated financial statements as of and for twelve months ended December 31, 2022. The difference of $100.5 million was primarily related to $45.5 million of variable consideration associated with constrained revenue as well as $55.0 million in backlog related to the funded value of certain time and materials service contracts where revenue is recognized when services are performed and contractually billable and therefore not included in remaining performance obligations. As of December 31, 2021, our backlog of $180.8 million exceeded our remaining performance obligations of $140.8 million as reported in Note 3 - Revenue to our audited consolidated financial statements for the year ended December 31, 2021. The difference of $40.0 million was primarily related to $28.4 million of variable consideration associated with constrained revenue as well as $11.6 million in backlog related to the funded value of certain time and materials service contracts where revenue is recognized when services are performed and contractually billable and therefore not included in remaining performance obligations.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management team uses to assess our operating performance. We calculate Adjusted EBITDA as net income (loss) excluding results from non-operating sources including interest income, interest expense, gain on extinguishing of debt, share based compensation, change in fair value instruments, depreciation, and provision for income taxes.

We present Adjusted EBITDA because we believe it is helpful in highlighting trends in our operating results and because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry.

Adjusted EBITDA has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect interest income, interest expense or other non-operating gains and losses, which may represent an increase to or reduction in cash available to us;

●	Adjusted EBITDA does not consider the impact of share-based compensation expense, which is expected to continue to be part of our compensation strategy;

●	Adjusted EBITDA does not consider the impact of gain on extinguishing debt or change in fair value of SAFE that we do not consider to be routine in nature for the ongoing financial performance of our business;

●	Adjusted EBITDA excludes non-cash charges for depreciation of property and equipment, and although the assets being depreciated may have to be replaced in the future, Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

●	Adjusted EBITDA does not reflect provisions for income taxes, which may represent a reduction in cash available to us.

Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following table presents a reconciliation of net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA.

	Year Ended December 31,
(in thousands)	2022	2021
Net loss	$(6,405)	$(35,648)
Adjusted to exclude the following:
Taxes	(23)	2
Depreciation	1,072	840
Interest expense (income), net	836	224
Gain on extinguishment of debt	—	(1,806)
Share-based compensation	624	318
Change in fair-value of SAFE	91	(527)
Other expense (income), net	(6)	(133)
Adjusted EBITDA	$(3,811)	$(36,730)

Free Cash Flow

We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet.

Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are:

●	Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP.

●	Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation.

●	Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle.

The following table presents a reconciliation of net cash (used in) provided by operating activities, the most directly comparable financial measure presented in accordance with GAAP, to free cash flow:

	Year Ended December 31,
(in thousands)	2022	2021
Net cash provided by (used in) by operating activities	784	(16,568)
Purchases of property and equipment	(16,405)	(3,176)
Free cash flow	(15,621)	(19,744)

	Year Ended December 31,
(in thousands)	2021	2020
Net cash (used in) provided by operating activities	(16,568)	8,150
Purchases of property and equipment	(3,176)	(2,554)
Free cash flow	$(19,744)	$5,596

Components of Results of Operations

Revenues

Most of our revenues are derived from long-term contracts for the delivery of payloads to the lunar surface. In order to satisfy these contracts we undertake the engineering for the research, design, development, manufacturing, integration and sustainment of advanced technology space systems. The integration of these technologies and systems lead to an organic and integrated capability to provide lunar access on a commercial services basis. Individual contracts are aggregated by mission (e.g., IM-1, IM-2, IM-3) for management purposes. Revenue is measured based on the amount of consideration specified in a contract with the customer.

We recognize revenue when we transfer control of a promised good or service to a customer in an amount that reflects the consideration we expect to be entitled to in exchange for the good or service. Under the overtime revenue recognition model, revenue and gross profit are recognized over the contract period as work is performed based on actual costs incurred and an estimate of costs to complete and resulting total estimated costs at completion.

Revenues from long-term contracts can fluctuate from period to period largely based on the stage of the project and overall mission. These projects will typically have a ramp up period in the beginning stage and wind down as the mission nears launch date. A significant portion of the revenues (approximately 10% of the contract price) contains variable considerations which is constrained to nil for accounting purposes as it is dependent on a successful mission landing. This may cause fluctuations in future revenues, profits and cash flows.

We perform work under contracts that broadly consist of fixed-price, cost-reimbursable, time-and-materials or a combination of the three. Pricing for all customers is based on specific negotiations with each customer. For a description of our revenue recognition policies, see the section titled “- Critical Accounting Policies and Estimates - Revenue Recognition”. A small portion of our revenues are generated from engineering services which are time-and-material type contracts. Going forward, cost-reimbursable contracts may constitute a material portion of our revenues.

Cost of revenues (excluding depreciation)

Cost of revenues (excluding depreciation) consists primarily of direct material and labor costs, launch costs, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits and stock-based compensation expense and freight expense. Cost of revenues also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value, including on-hand inventory that is either obsolete or in excess of forecasted demand. We expect our cost of revenues to increase in absolute dollars in future periods as we sell more products and services. As we grow into our current capacity and execute on cost-optimization initiatives, we expect our cost of revenues as a percentage of revenues to decrease over time.

Depreciation

Depreciation consists of the depreciation of tangible fixed assets for the relevant period based on the straight-line method over the useful life of the assets. Tangible fixed assets include property and equipment.

General and administrative expense (excluding depreciation)

Selling, general and administrative expense (excluding depreciation) consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources and administrative personnel, as well as the costs of customer service, information technology, professional services, insurance, travel, allocated overhead and other marketing, communications and administrative expenses. We expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods as a percentage of total revenues.

Interest income (expense), net

Interest income (expense), net consists of interest income earned on cash and cash equivalents and short-term investment balances held by us in interest bearing time deposit accounts. Interest expense is incurred on long-term debt.

Gain on extinguishment of debt

Gain on extinguishing of debt consists of forgiveness of a loan from the U.S. Treasury Department’s Small Business Administration under their Payroll Protection Plan (the “PPP Loan”).

Change in fair value of SAFE Agreements

As of December 31, 2022, we had received $17.3 million in cash related to SAFE Agreements. The SAFE Agreements were executed from September 2021 through February 2022. One SAFE Agreement was executed in December 2021 with minority shareholders in Intuitive Aviation in a non-cash exchange for their 10% noncontrolling interest in that entity with a fair value of $1.5 million. Proceeds from the SAFE Agreements were used to fund operations and purchase the initial cislunar communications satellite.

As of December 31, 2022, the agreements had not yet converted as a qualifying financing event under the SAFE Agreements had not yet occurred. Pursuant to the guidance under ASC 480, we determined that the SAFE agreements should be recorded as liabilities on our balance sheet and should be initially and subsequently measured at fair value with the changes in fair value recognized in earnings.

Other Income, net

Other income, net consists of miscellaneous income sources such as insurance proceeds from stolen equipment.

Income tax expense

We have elected to be treated as a partnership for income tax purposes. Partnerships are not subject to U.S. federal income taxes. Rather, the partnership’s taxable income flows through to the owners, who are responsible for paying the applicable income taxes on the income allocated to them. Accordingly, no provision for federal income taxes has been recorded for the Company. However, the Company is subject to Texas Margin Taxes.

Results of Operations

The following tables set forth our results of operations for the periods presented and expresses the relationship of certain line items as a percentage of revenues for those periods. The period-period comparison of financial results is not necessarily indicative of future results:

Comparison of years ended December 31, 2022 and 2021

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	Year Ended December 31,
(in thousands)	2022	2021	$ Change	% Change
Revenues	$85,946	$72,550	$13,396	18%
Operating expenses:
Cost of revenues (excluding depreciation)	75,513	100,307	(24,794)	(25)
Depreciation	1,072	840	232	28
General and administrative expense (excluding depreciation)	14,868	9,291	5,577	60
Total operating expenses	91,453	110,438	(18,985)	(17)
Operating Loss	(5,507)	(37,888)	32,381	(85)
Other income, net
Interest expense, net	(836)	(224)	(612)	273
Gain on extinguishment of debt	—	1,806	(1,806)	(100)
Change in fair value of SAFE Agreements	(91)	527	(618)	100
Other income, net	6	133	(127)	(95)
Total other (expense) income, net	(921)	2,242	(3,163)	(141)
Loss before income taxes	(6,428)	(35,646)	29,218	(82)
Income tax expense	23	(2)	25	*
Net loss	(6,405)	(35,648)	29,243	(82)%

*	not meaningful

Revenues

Revenues for the years ended December 31, 2022 and 2021 were primarily impacted by NASA and other commercial payload contracts associated with the IM-1, IM-2 and IM-3 missions. The following provides a summary of the material contracts and estimated launch dates for each mission impacting our results of operations (contract revenues exclude variable consideration that is constrained):

The NASA payload contract for the IM-1 mission was awarded in June 2019 with an initial targeted mission launch date in March 2022. Total IM-1 mission estimated revenues under NASA and other commercial fixed-priced contracts increased to $117.9 million as of December 31, 2022 as a result of contract modifications. Two new commercial payload contracts totaling $2.0 million were awarded in late 2021 bringing the total mission estimated revenues to $94.8 million as of December 31, 2021. During the fourth quarter of fiscal year 2021, the targeted mission launch date was revised to December 2022. During the third quarter of 2022, the targeted mission launch date was further revised to March 2023. During the fourth quarter of 2022, we received a modification on the IM-1 NASA payload contract selecting the lunar South Pole as the new target landing site which resulted in an increase in IM-1 mission estimated revenues of approximately $23.1 million.

The initial NASA payload contract for the IM-2 mission was awarded in October 2020 with a targeted mission launch date in December 2022. Total IM-2 mission estimated revenues under NASA and other commercial fixed-priced contracts increased to $106.0 million as of December 31, 2022 as a result of two new commercial payload contracts awarded in the third quarter of 2022. The targeted mission launch date for the IM-2 mission was revised from December 2022 to October 2023 to accommodate the delays in the IM-1 mission launch date noted above.

The initial NASA payload contract for the IM-3 mission was awarded in November 2021 with an initial targeted mission launch date in April 2024. During the fourth quarter of 2022, the targeted mission launch date was revised to May 2024. Total IM-3 mission estimated revenues under fixed-priced contracts is $78.8 million as of December 31, 2022.

Revenues increased by $13.4 million, or 18%, for the year ended December 31, 2022 compared to the same period in 2021. Revenues on the IM-1 mission increased approximately $10.1 million from $24.9 million in 2021 to $35.0 million for the year ended December 31, 2022. Revenue increased in 2022 primarily due to the increase in estimated revenues resulting from the change in the IM-1 target landing site to the lunar South Pole partially offset by lower progress towards completion in 2022 as well as the delay of the targeted launch date from December 2022 to March 2023. Revenues on the IM-2 mission decreased approximately $15.3 million from $41.0 million for the year ended 2021 to $25.7 million in 2022. The revenue decrease on the IM-2 mission was primarily due to lower progress towards completion during the year ended 2022 as compared to 2021. As of December 31, 2022, the IM-1 and IM-2 missions were approximately 96% and 70% complete, respectively. Revenues from the IM-3 mission increased approximately $16.9 million from $2.9 million in 2021 to $19.8 million for the year ended December 31, 2022 due to progress towards completion. The IM-3 mission was awarded in the fourth quarter of 2021 and was approximately 33% complete as of December 31, 2022.

Operating Expenses

Cost of revenues (excluding depreciation)

Cost of revenues decreased by $24.8 million, or 25%, for the year ended December 31, 2022 compared to the same period in 2021. Cost of revenues on the IM-1 mission declined by $11.1 million due to lower production activity as a result of the change in estimated launch date from December 2022 to March 2023. On the IM-2 mission, cost of revenues were approximately $6.7 million lower during the year ended December 31, 2022 due to overall lower production activity as compared to the prior year as a result of the change in estimated launch date from December 2022 to October 2023. IM-3 mission cost of revenues increased approximately $20.0 million primarily related to launch service costs given that the IM-3 mission was awarded in the fourth quarter of 2021.

As of December 31, 2022, all three of our lunar missions are in loss positions. The IM-1 became a loss contract in 2019 primarily as a result of constrained variable consideration. For the years ended December 31, 2022 and 2021, IM-1 mission accrued losses decreased by $11.3 million and increased by $12.2 million, respectively. The modification to the IM-1 NASA payload contract associated with the new lunar South Pole targeted landing site resulted in a $20.7 million favorable change in 2022 to the previously accrued loss and was partially offset by $9.4 million unfavorable changes to the previously accrued loss due to increases in labor and material costs during the construction of our proprietary lunar lander. The unfavorable change in 2022 was primarily associated with certain elements of our fuel systems and avionics and were also the primary drivers of the unfavorable changes in accrued losses in 2021. Additionally, we have included additional labor costs and estimated penalties from our mission launch service provider in our cost estimates at completion as a result of extending the mission launch date to March 2023. We recognized a contract loss during the year ended December 31, 2022 on the IM-2 missions as a result of increasing our estimated costs associated with fuel systems and avionics based on our evaluation and consideration of issues encountered on the IM-1 mission. Additionally, our estimated costs for penalties from our launch service provider were increased due to the change in mission launch date to October 2023. Favorable contract changes on the IM-3 mission resulted in a reversal of approximately $4.7 million in previous losses accrued on our IM-3 mission as a result of reductions to estimated labor and materials. The IM-3 estimated cost reductions were largely driven based on our successful resolution to challenges on the other missions and alignment of our cost estimates to a more predictable production model.

General and administrative expense (excluding depreciation)

General and administrative expense (excluding depreciation) increased by $5.6 million, or 60%, for the year ended December 31, 2022 compared to the same period in 2021 primarily due to an increase in expenditures related to an increase in headcount to support various corporate functions at a cost of $1.9 million. There was also an increase in expense related to bids & proposals of $0.5 million and the allowance for expected credit losses of $0.8 million. Increase in other expenses of $2.4 million were related to software licenses, professional fees, unit-based compensation and other miscellaneous administrative costs.

Depreciation

Depreciation increased by $0.2 million, or 28%, for the year ended December 31, 2022 compared to the same period in 2021 primarily due to an increase in depreciation charges related to computer and office equipment and building and leasehold improvements.

Other (expense) income, net

Other income, net decreased by $3.2 million, or 141% for the year ended December 31, 2022 compared to the same period in 2021. The decrease was primarily due to a $1.8 million gain on extinguishment of debt that occurred in 2021 and reflects forgiveness by the U.S. Treasury Department’s Small Business Administration under their Payroll Protection Plan for the PPP Loan we incurred in 2020. Other (expense) income, net also decreased due to interest expense of $0.8 million on the Credit Mobilization Credit Facility Line of Credit (“Credit Mobilization Facility”) in 2022 as compared to $0.2 million in 2021.

Liquidity and Capital Resources

Since inception, we have funded our operations through internally generated cash on hand, proceeds from sales of our capital stock including the execution of SAFE agreements, and our proceeds from the issuance of bank debt. We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. Our expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures, debt service requirements and other general corporate services. Our primary working capital requirements are for project execution activities including purchases of materials, subcontracted services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. Our capital expenditures are primarily related to machinery and equipment, computers and software, and leases.

As of December 31, 2022, the Company had cash and cash equivalents of $25.8 million and a working capital deficit of $53.5 million. The Company has historically funded its operations through internally generated cash on hand, proceeds from sales of our capital stock including the execution of SAFE agreements, and proceeds from the issuance of bank debt.

As further described in Note 17 of our audited consolidated financial statements elsewhere in this Current Report on Form 8-K, on February 13, 2023, as contemplated by the business combination agreement entered into as of September 16, 2022, the Company and Intuitive Machines, Inc. (formerly Inflection Point Acquisition Corp. or “IPAX”) consummated the business combination to effect the merger of the Company and IPAX. Upon the close of the business combination, the Company received approximately $34.1 million of gross proceeds to fund operations. Additionally, as a result of the close, the Company entered into a common stock purchase agreement relating to an equity facility under which the Company may direct the counterparty to purchase up to $50 million of newly issued common stock subject to certain requirements and limitations.

Management believes that the cash available from the consummation of the business combination and related transactions will be sufficient to fund the short-term liquidity needs and the execution of the business plan through at least the twelve-month period from the date the financial statements are issued.

Live Oak Credit Mobilization Credit Facility and Line of Credit

On December 12, 2019, we entered into a loan agreement with Live Oak Banking Company (the “Credit Mobilization Facility”) which provided a $12.0 million Credit Mobilization Facility with a due date of December 12, 2022 and a $1.0 million line of credit with a due date of December 12, 2020. Both the Credit Mobilization Facility and the line of credit thereunder initially bore interest, payable monthly, at a rate per annum equal to 6.0%. The Credit Mobilization Facility and the line of credit thereunder are secured by substantially all of our assets.

On December 8, 2020, we entered into a Loan Modification Agreement with Live Oak Banking Company which amended the terms of the line of credit under the Credit Mobilization Facility, including decreasing the maximum principal from $1.0 million to $400 thousand, extending the maturity date from December 12, 2020 to December 10, 2021, and changing the interest rate from 6.0% to a variable interest rate at the prime rate, as published in the Wall Street Journal, plus 2.0%.

On April 30, 2021, we entered into a commitment with Live Oak Banking Company which provided a $12.0 million contract mobilization credit facility with a loan maturity of November 15, 2022 (the “New Credit Mobilization Facility”), which superseded the existing Credit Mobilization Facility. The New Credit Mobilization Facility bears interest (payable monthly) at a rate per annum equal to 5.25%, adjusted quarterly based on the prime rate, as published in the Wall Street Journal, plus 2.0%. On December 10, 2021, the line of credit expired. We had no balance outstanding at that time and did not renew the line of credit.

On July 14, 2022, we entered into the Second Amended and Restated Loan Agreement with Live Oak Banking Company which provided an $8.0 million mobilization credit facility with a loan maturity of July 14, 2024 and extended the maturity date of our existing $12.0 million mobilization credit facility to November 14, 2023. The mobilization credit facilities bear interest (payable monthly) at a rate per annum equal to the greater of (a) the prime rate, as published in the Wall Street Journal, plus 2% and (b) 5%. The mobilization credit facilities require the Company to meet certain financial and other covenants and are secured by substantially all of the assets of the Company.

The New Credit Mobilization Facility requires compliance with various covenants customary for agreements of this type, including those restricting our ability to incur debt, incur liens and undergo certain fundamental changes. The New Credit Mobilization Facility also includes events of default customary for agreements of this type. As of December 31, 2022, we were in compliance with all covenants under the New Credit Mobilization Facility.

There was $20 million outstanding under the New Credit Mobilization Facility as of December 31, 2022 and $12 million outstanding as of December 31, 2021. See Note 6 - Debt to our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional information related to the New Credit Mobilization Facility.

Paycheck Protection Program

On April 7, 2020, we received PPP Loan proceeds of $1.8 million pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP Loan, which was in the form of a promissory note, dated April 7, 2020, between us and Live Oak Banking Company, as the lender, originally matured on April 7, 2022. Under the terms of the PPP, some or all of the PPP Loan amount may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, rent, and utilities. The Company applied for forgiveness to the Small Business Association on December 14, 2021. On April 4, 2021, the Company was notified that the PPP Loan was forgiven and recorded a $1.8 million gain on extinguishment of debt.

See Note 6 - Debt to our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional information related to the PPP Loan.

First Insurance Funding Loans

On August 24, 2021, we entered into a loan agreement with First Insurance Funding that provided $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022 (the “First FIF Loan”). On December 3, 2021, we entered into a second loan agreement with First Insurance Funding that provided an additional $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022 (the “Second FIF Loan” and, together with the First FIF Loan, the “FIF Loans”). The FIF Loans bear interest, payable monthly, at a rate per annum equal to 5.9%.

There was zero and $0.1 million outstanding under the FIF Loans as of December 31, 2022 and December 31, 2021, respectively.

Unit Split

On May 25, 2021, in accordance with the amended and restated LLC agreement, Class A Unit Interests increased by a multiple of one hundred thousand (100,000) or 1 to 100,000 unit (the “Unit Split”). The Class A members and their respective unit interests uniformly increased. Unless otherwise indicated, all unit and per unit amounts presented in this Current Report on Form 8-K have been retroactively adjusted to reflect the impact of the Unit Split.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities	784	(16,568)
Net cash used in investing activities	(16,405)	(3,176)
Net cash provided by financing activities	12,096	25,107

Cash Flows for the Year Ended December 31, 2022 and 2021

Operating Activities

During the year ended December 31, 2022, our operating activities used $0.8 million of net cash as compared to $16.6 million during the year ended December 31, 2021. The decrease in net cash used in operating activities during 2022 compared to 2021 was primarily due to progress payments made to our mission launch provider and other mission costs that were lower in 2022 than in 2021 primarily on the IM-1 and IM-2 missions both of which have targeted launch dates scheduled in fiscal year 2022. The lower cash payments for mission costs were partially offset by higher operating expenses in 2022 including salaries and wages, contract proposal costs, and audit and tax professional fees.

Investing Activities

During the year ended December 31, 2022, investing activities used $16.4 million of net cash as compared to $3.2 million during the year ended December 31, 2021. The increase in net cash used in investing activities during 2022 compared to 2021 was primarily due to capital expenditures associated with construction in progress on equipment to be used for future mission and for our lunar operations center as well as expenditures for computers and equipment associated with a newly leased facility.

Financing Activities

During the year ended December 31, 2022, financing activities provided $12.1 million of net cash as compared to $25.1 million during the year ended December 31, 2021. The decrease was primarily associated with $8.8 million lower cash proceeds from the execution of SAFE Agreements and $4.2 million lower net borrowings from our New Credit Mobilization Facility in fiscal year 2022.

Contractual Obligations and Commitments

Lease Commitments

We lease real estate for office space and for administrative, research, marketing and light manufacturing operations. These leases are classified as operating leases with various expiration dates through 2027. See Note 5 - Leases to our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K for more information regarding our lease commitments.

We signed a ground lease agreement for the development of a lunar operations center that will serve as a production and testing facility of lunar lander components and other aerospace related operations. The facility is currently under construction, and the lessor will reimburse up to $40 million for certain design, construction, and development costs. We are accounting for the construction of the facility as a financing arrangement. As of December 31, 2022, we capitalized $10.3 million of construction in progress and a corresponding financing obligation of $9.1million. During the fourth quarter of 2022, construction was completed for a portion of the lunar operations center, and the Company took possession of the completed facility. Upon commencement of the lease, the Company determined that the facility qualified for sale accounting, with the leaseback being classified as an operating lease. The Company recorded right-of-use assets and corresponding lease liabilities of approximately $3.1 million. No gain or loss was recognized or deferred on the sale of the facility, as the fair value upon completion was determined to be equal to the carrying value.

Purchase Commitments

From time-to-time, we enter into long-term commitments with vendors to purchase launch services and for the development of certain components in conjunction with our obligations under revenue contracts with our customers. As of December 31, 2022, we had remaining purchase obligations under non-cancelable commitments with two vendors totaling $45.3 million of which $42.6 million is due within the next twelve months and the remaining $2.7 million is due in the subsequent twelve-month period

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgement and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 - Summary of Significant Accounting Policies to our audited consolidated financial statements appearing elsewhere in this Current Report on Form 8-K for a description of our other significant accounting policies.

The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgements that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Our revenue is primarily generated from the progress on long-term lunar mission contracts and engineering services for the research, design, development, and manufacturing of advancement technology aerospace system.

Revenue is measured based on the amount of consideration specified in a contract with a customer. Revenue is recognized when and as our performance obligations under the terms of the contract are satisfied which generally occurs with the transfer of services to the customer. For each long-term contract, we determine the transaction price based on the consideration expected to be received. We allocate the transaction price to each distinct performance obligation to deliver a good or service, or a collection of goods and/or services, based on the relative standalone selling prices.

For most of our business, where performance obligations are satisfied due to the continuous transfer of control to the customer, revenue is recognized over time. Where the customer contracts with us to provide a significant service of integrating a complex set of tasks and components into a single project or capability, those contracts are accounted for as single performance obligations. We recognize revenue generally using the cost-to-cost method, based primarily on contract costs incurred to date compared to total estimated contract costs at completion. This method is deemed appropriate in measuring performance towards completion because it directly measures the value of the goods and services transferred to the customer. Billing timetables and payment terms on our contracts vary based on a few factors, including the contract type. Typical payment terms under fixed-price contracts provide that the customer pays either performance-based payment based on the achievement of contract milestones or progress payments based on a percentage of costs we incur.

Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenues and cost at completion (the process described below in more detail) is complex and subject to many variables and requires significant judgment. The consideration to which we are entitled on our long-term contracts may include both fixed and variable amounts. Variable amounts can either increase or decrease the transaction price.

We include estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the contract price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us. We reassess the amount of variable consideration each accounting period until the uncertainty associated with the variable consideration is resolved. Changes in the assessed amount of variable consideration are accounted for prospectively as a cumulative adjustment to revenue recognized in the current period.

When changes are required for the estimated total revenues on a contract, these changes are recognized on a cumulative catch-up basis in the current period. A significant change in one or more estimates could affect the profitability of one or more of our performance obligations. If estimates of total costs to be incurred exceed estimates of total consideration the Company expects to receive, a provision for the remaining loss on the contract is recorded in the period in which the loss becomes evident.

SAFE Agreements

We signed SAFE agreements with investors to fund our ongoing operations. The SAFE agreements are recorded as liabilities at fair value on our balance sheet. Certain events, including an (i) equity financing transaction, (ii) liquidity event, or (iii) a dissolution before the termination of the SAFE trigger conversion or result in the holders of the SAFE agreements receiving consideration. See Note 8 - SAFE Agreements to our audited consolidated financial statements of Intuitive Machines LLC.

SAFE Agreements are valued as Level 3 investments which are measured at fair value. The fair value equals the weighted average value based on the estimated probability and future value of an (i) equity financing transaction, (ii) liquidity event, or (iii) a dissolution before the termination of the SAFE. The future values under these scenarios are present valued using a discount rate determined based on a calibration analysis using the transaction price of the SAFE on November 4, 2021 adjusted for changes in yield data since the calibration date.

The unobservable inputs we use in the fair value measurements are the probabilities of future scenarios, future values based on Monte Carlo simulations, and discount rate. The assumptions used in calculating the fair value of the SAFE agreements represent our best estimates, however, these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change or we use different assumptions, the value of the SAFE agreements could be materially different in the future.

Quantitative and Qualitative Disclosures About Market Risk

We have operations only within the United States and as such are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk that market prices, such as foreign exchange rates, interest rates and other market changes that affect market risk-sensitive instruments, will fluctuate. Information related to quantitative and qualitative disclosure about this market risk is set forth below.

Interest Rate Risk

Our exposure to interest rate risk is influenced primarily by changes in interest rates on interest payment related to our New Credit Mobilization Facility entered into commitment in April 2021 and the Second Amended and Restated Loan Agreement entered into on July 14, 2022. We had $20 million outstanding under the New Credit Mobilization Facility as of December 31, 2022 and $12 million outstanding as of December 31, 2021. See Note 6 - Debt of our audited consolidated financial statements and consolidated financial statements for more information.

The following table below shows the sensitivity analysis of a change in interest expense by 1% change in interest rate:

(in thousands)	As of December 31, 2022
Total debt	$20,000	$20,000	$20,000
Interest rate	4.25%	5.25%	6.25%
Interest expense	$850	$1,050	$1,250

As per the analysis above, a hypothetical 1% change in interest rates would not have had a material impact on our consolidated financial statements as of December 31, 2022.

We had cash and cash equivalents of $25.8 million as of December 31, 2022. Cash and cash equivalents consist of cash in banks and time deposits purchased with an initial maturity of three months or less. Our cash and cash equivalents are held for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs, and the fiduciary control of cash. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these instruments, a hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements as of December 31, 2022.

Credit Risk

Credit risk arises from primarily from receivables from the US Government. Credit risk is managed through periodic assessment of the financial reliability of customers, taking into account the financial condition, current economic trends, analysis of historical bad debts and aging of accounts receivables. The maximum exposure to credit risk at the reporting date is primarily from accounts receivables and contract assets (unbilled revenues) which amounted to $9.1 million and $5.2 million, respectively as of December 31, 2022 and 2021.

The Company provides loss allowance using the expected credit loss model on account receivables and Contract assets (unbilled revenue).

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

We expect to retain our emerging growth company status until the earliest of:

●	The end of the fiscal year in which our annual revenues exceed $1.2 billion;

●	The end of the fiscal year in which the fifth anniversary of our public company registration has occurred;

●	The date on which we have issued more than $1.0 billion in non-convertible debt during the previous three-year period; and

●	The date on which we qualify as a large accelerated filer.